Exhibit 99.1

Hercules Technology Growth Capital Receives Gross Realized Proceeds of $1.7 Million from the Sale of Gomez, Inc. to Compuware Corporation

PALO ALTO, Calif.--(BUSINESS WIRE)--December 17, 2009--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity-backed technology and life science companies at all stages of development, today announced that it has recorded gross realized proceeds on the sale of Gomez, Inc., one of its portfolio companies, to Compuware Corporation of $1.7 million.

In October 2009, Gomez, Inc., agreed to be acquired by Compuware Corporation (NASDAQ:CPWR) for approximately $295 million in a cash transaction. This acquisition closed in November 2009 and, as a result, Hercules has realized gross proceeds from the sale of its warrants of approximately $1.7 million, or $0.05 per share based on current shares outstanding. This represented a total internal rate of return or “IRR” of over 28% on the Company’s initial investment and generated a multiple of 4.5x on its warrants in Gomez.

“In the midst of a difficult market environment, we achieved a strong return on our investment in Gomez,” said Manuel A. Henriquez, co-founder, chairman and chief executive officer of Hercules. “This realized gain is indicative of Hercules’ ability to identify and invest in some of the best promising companies and entrepreneurs. Assuming that the venture capital environment continues to improve, we believe there will be more opportunities to achieve additional successful portfolio outcomes and exits in 2010.”

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com